Exhibit 10.7
Exhibit E
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
RESTRICTED SHARE UNIT AGREEMENT
     THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), dated as of July 1, 2007 is entered into between HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED a Delaware corporation (the “Company”), and Dinesh Paliwal (“Grantee”).
WITNESSETH:
     A. Grantee is an employee of the Company or a Subsidiary of the Company; and
     B. The execution of this Agreement in the form hereof has been authorized by the Compensation and Option Committee of the Board (the “Committee”);
     NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Agreement, the Company and Grantee agree as follows:
1.	Grant of Restricted Share Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee, 32,291 Restricted Share Units, (the “Grant”). Each Restricted Share Unit shall represent the right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”).
2.	Inducement Grant. The Restricted Share Units covered by this Grant are granted as an inducement grant, not under any stock incentive plan adopted by the Company. Notwithstanding, this Agreement shall be construed as if such Restricted Share Units had been granted under the Company’s 2002 Stock Option and Incentive Plan (the “Plan”) in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, except for limitations therein that are inconsistent with this Grant. Capitalized terms used herein but not defined shall have the meanings assigned to those terms in the Plan.
3.	Date of Grant. The effective date of the grant of the Restricted Share Units is July 1, 2007.
4.	Restrictions on Transfer of Restricted Share Units. Neither the Restricted Share Units granted hereby nor any interest therein shall be transferable other than by will or the laws of descent and distribution.

5. Vesting of Restricted Share Units.
(a)	The Restricted Share Units shall become nonforfeitable on March 1, 2008 (the “Vesting Date”) unless earlier forfeited in accordance with Section 6.
(b)	Notwithstanding the provisions of Section 5(a) above, all Restricted Share Units shall become immediately nonforfeitable upon the occurrence of a Change in Control (as defined below). A “Change in Control” means the occurrence, before this Agreement terminates, of any of the following events:
(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Shares”); provided, however, that for purposes of this Section 5(b)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Shares directly from the Company that is approved by the Incumbent Board (as defined in Section 5(b)(ii) below), (B) any acquisition by the Company or a Subsidiary of Voting Shares, (C) any acquisition of Voting Shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (D) any acquisition of Voting Shares by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 5(b)(iii) below;
(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-12 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)	consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Shares immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or
(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 5(b)(iii) hereof.
(v)	Notwithstanding anything in the foregoing to the contrary, the consummation of the Agreement and Plan of Merger among KHI Parent Inc., KHI Merger Sub Inc. and Harman International Industries, Incorporated, dated as of April 26, 2007, shall not constitute a Change in Control for purposes of this Agreement.
6. Forfeiture of Restricted Share Units.
(a)	Except as otherwise described in this Section 6, any of the Restricted Share Units that remain forfeitable in accordance with Section 5 hereof shall be forfeited if Grantee ceases for any reason to be employed by the Company or a Subsidiary at any time prior to such shares becoming nonforfeitable in accordance with Section 5 hereof, unless the Committee determines to provide otherwise at the time of the cessation of the Grantee’s employment; provided, however, that such amounts shall become fully nonforfeitable if the Grantee’s employment terminates on account of his death or Disability, of if his employment is terminated by the Company without Cause or by the Grantee for Good Reason (each term as defined in the Letter Agreement). For the purposes of this Agreement, the Grantee’s employment with the Company or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the transfer of Grantee’s employment among the Company and its Subsidiaries, (ii) an approved leave of absence of not more than 90 days, or (iii) the period of any leave of absence required to be granted by the Company under any law, rule, regulation or contract applicable to Grantee’s employment with the Company or any Subsidiary.
(b)	Any of the Restricted Share Units that remain forfeitable in accordance with Section 5 shall be forfeited on the date that the Committee determines that such Restricted Share Units shall be forfeited under the circumstances described in Section 17(g) of the Plan.
7.	Payment of Restricted Share Units. On March 1, 2008, the Grantee shall be paid in cash an amount equal to the greater of (A) the fair market value of the value of the Common Stock underlying such Restricted Share Units (with such fair market value determined in accordance with the definition under the Plan, or if the Company is not then publicly traded, based on the enterprise value with no discounts) and (B) $3,875,000, subject to withholding as provided in Section 9.

8.	Dividend, Voting and Other Rights. The Grantee shall have no rights of ownership in the Restricted Share Units and shall have no voting rights with respect to such Restricted Share Units. From and after the Date of Grant and until the Grantee is paid pursuant to Section 7, the Company shall pay to the Grantee, whenever a normal cash dividend is paid on shares of Common Stock, an amount of cash equal to the product of the per-share amount of the dividend paid times the number of such Restricted Share Units.

9.	Withholding. The cash paid to Grantee pursuant to Section 7 above shall be reduced by any required tax withholding or other required governmental deduction.

10.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would, in the reasonable opinion of the Company, result in a violation of any such law.

11.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”), so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

12.	Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled.

13.	Relation to Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

14.	Employment Rights. This Agreement shall not confer on Grantee any right with respect to the continuance of employment or other services with the Company or any Subsidiary. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.
15.	Communications. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	1101 Pennsylvania Avenue, N.W.
Suite 1010
Washington, D.C. 20004
Attention: Vice President-Financial Operations

If to Grantee, at:	Grantee’s address provided by Grantee on the last page hereof
Either the Company or Grantee may change the above designated address by written notice to the other specifying such new address.

16.	Interpretation. The interpretation and construction of this Agreement by the Committee shall be final and conclusive; provided, however, that the definitions of Cause, Good Reason and Disability and any other provision covered in the Letter Agreement or the Severance Agreement between the Company and the Grantee dated as of May 8, 2007 (the “Severance Agreement”) shall be interpreted in the manner set forth in the Letter Agreement or the Severance Agreement, as applicable. No member of the Committee shall be liable for any such action or determination made in good faith.
17.	Amendment in Writing. This Agreement may be amended as provided in the Plan; provided, however, that all such amendments shall be in writing.
18.	Integration. This Agreement, the Letter Agreement and the Severance Agreement embody the entire agreement and understanding of the Company and Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the Restricted Share Units.
19.	Severance. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.
20.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Delaware.

21.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, this Agreement is executed by a duly authorized representative of the Company on the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:

Name:

Title:

     The undersigned Grantee acknowledges receipt of an executed original of this Agreement and accepts the Restricted Share Units subject to the terms and conditions hereinabove set forth.

Date:

Grantee